Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the James River Group, Inc. 2003 Incentive Plan and the James River Group, Inc. 2005 Incentive Plan for the registration of 6,251,350 shares of common stock of our report dated March 18, 2005, with respect to the consolidated financial statements and schedules of James River Group, Inc. for the year ended December 31, 2004, included in its Registration Statement on Form S-1, as amended, filed on August 8, 2005, with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia
December 12, 2005